EXHIBIT 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President & CIO	Senior Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION DECLARES DIVIDEND

TUPELO, MISSISSIPPI (November 15, 2006) – Renasant Corporation (NASDAQ:RNST) (the “Company”) today announced the payment of a quarterly cash dividend of sixteen cents ($.16) per share to be paid January 2, 2007, to shareholders of record on December 15, 2006. This dividend represents an 8.8% increase over the fourth quarter 2005 dividend. The Company has increased its cash dividends for nineteen (19) consecutive years.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant Corporation has assets of approximately $2.5 billion and operates 63 banking, mortgage and insurance offices in 38 cities in Mississippi, Tennessee and Alabama.

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